                                                                   Exhibit 10.43


                             MONY FINANCIAL SERVICES
                       ANNUAL INCENTIVE COMPENSATION PLAN




I.       PURPOSE OF PLAN

         MONY's "Annual Incentive Compensation Plan" (the Plan) has been designed to compensate key officers for their contribution to the overall performance of the company. The purpose of the Plan is to attract, retain and motivate key executive officers to achieve specific performance objectives set for themselves, their Sectors and MONY.

II.      PLAN ADMINISTRATION

         The Plan will be monitored by the Human Resources Committee of the Board of Trustees; and administered by the Chairman and his Cabinet. The Corporate Human Resources function will coordinate the Plan under the following guidelines.

         A.       Eligibility

                  All Senior and Corporate officers and selected key officers are eligible to participate in the Plan.

         B.       Performance Cycle

                  The performance cycle is the calendar year during which predetermined Corporate/Sector and individual objectives are assessed versus actual results.

         C.       Corporate and Sector Objectives

                  Corporate and Sector objectives for the purpose of the Plan will be those established and agreed upon at the beginning of the calendar year. These will be approved by the Human Resources Committee of the Board and communicated to participating officers. Corporate and Sector objectives for 1989 are defined in Appendix A.

         D.       Individual Objectives

                  Prior to the beginning of each year or within a month of eligibility, each participating executive is required to establish a set of individual objectives approved by the appropriate Sector/Area head. The objectives will he submitted to senior management for review and approval.

         E.       Sector/Area Bonus Pools

                  At the end of a performance year, actual financial results will be compared to previously established objectives to generate the bonus pool for each Sector and

         Area. Bonus pool size will be determined by a Sector's actual financial performance (i.e., Minimum, Target or Maximum), and the aggregate salaries of its officers. A weighted performance level for objectives will be calculated using straight-line interpolation for intermediate results. The following table shows the pool as a percentage of aggregate salaries at each performance level.

                                                  Pool as Percent of
                                                  Aggregate Salaries
                               ------------------------------------------------
           Performance         Full Vice President &              Functional
              Level                    Above                    Vice President
           -------------------------------------------------------------------
             Minimum                    25%            plus               20%
              Target                    50%            plus               35%
             Maximum                   100%            plus               60%


         For example, assuming a particular Sector reaches target performance on all their established objectives and the Full Vice Presidents and above base salaries were an aggregate of $550,000 and Functional Vice Presidents base salaries were an aggregate of $700,000, the Sector pool would be 50% of $550,000 plus 35% percent of $700,000 for a total pool of $520,000.

F.       Individual Awards

         Each executive's individual performance will be rated by the appropriate Sector/ Area head and awards from the bonus pool will be determined by performance rankings. These awards will be submitted to senior management for final review and approval. Awards for certain Senior Officers will be submitted to the Human Resources Committee of the Board in accordance with established policy.

         Individual awards determined by performance ranking of each participating officer may range from 0% to 125% of base salary for Full Vice Presidents and above. For Functional Vice Presidents, the range is 0% to 75% of base salary. In all cases, the Sector bonus pool earned for that year... cannot be exceeded... it could total less than the earned amount. Sector pool amounts cannot be carried forward from one year to another year.

G.       Form of Payment

         Payments will be made in cash, as soon as practical, after the performance results and individual performance ratings have been determined and payment amounts approved by the Human Resources Committee of the Board. Incentive compensation awards are considered a part of an individual's Stipulated Rate of Pay, and are therefore, benefits bearing. Officers who participate in MONY's Deferred Compensation Plan for Key Employees will defer payments based on their agreements.

III.     SPECIAL CONDITIONS

A.       Plan Changes

         The Human Resources Committee of the Board, at its discretion, has the authority to amend, suspend or terminate any or all of the provisions of this Plan.

B.       Discretionary Fund

         In addition to the bonus pools, a discretionary fund of 10% of all participants' base salary will be established. The chairman, at his discretion, will administer this fund when the normal process does not provide appropriate recognition.

C.       Terminations, Retirements and Deaths

         If an officer terminates voluntarily or involuntarily, chooses early or normal retirement or dies while a participant in the plan, the officer will not be eligible for an award. Exceptions, where appropriate, may be made by the Chairman. In addition, the appropriate Sector/Area bonus pool will be decreased by the amount of the officer's previous contribution to the pool.

                                                                      APPENDIX A


                                 1989 OBJECTIVES


CORPORATE                                   WEIGHT         MINIMUM            TARGET         MAXIMUM

1.    GAAP Earnings, excluding Certain        50%             $55              $70              $90
      Non-operating costs (Millions)
2.    Ending Statutory Surplus Balance        50%             527              540              550

1.    INDIVIDUAL FINANCIAL SERVICES

1.    IFS MONY GAAP Earnings (Millions)       30%           $34.2            $39.2            $49.2
2.    Statutory Operating Income              30%           (40.6)           (37.6)           (34.6)
      (Millions)
3.    Ratio of Actual to Budgeted             40%             100%              97%              92.%
      Expenses

GROUP & PENSION OPERATIONS

1.    Pension MONY GAAP Earnings              25%           $27.3            $33.3            $40.3
     (Millions)
2.    Statutory Operating Income              25%             4.2              7.2             12.2
     (Millions)
3.    Expense Ratio                           25%             8.2%             7.3%             6.4%
4.    Revenue Goals (Billions)                25%             2.2              2.5              2.8

PENSION OPERATIONS

1.    Pension MONY GAAP Earnings              40%           $23.3            $28.4            $34.3
     (Millions)
2.    Statutory Operating Income              20%             1.4              2.8              5.2
     (Millions)
3.    Expense Ratio                           20%             9.0%             8.0%             7.0%
4.    Revenue Goals (Billions)                20%           1.025            1.150            1.305

INVESTMENT MANAGEMENT OPERATIONS

1.    Statutory Capital Gains                 35%             $75             $125             $150
      (Millions)
2.    Yield on New Investments                30%             116              142              167
      Relative to Treasury Bill Spreads
      (Basis Points)
3.    MONY GAAP Capital Gains                 20%             $40             $ 60             $ 75
     (Millions)
4.    Funding GIC Sales (Millions)             5%             450              500              550
5.    Funding IFS Interest Sensitive          10%             235              275              315
      Products